Exhibit 99.1
COMARCO ANNOUNCES NON-RENEWAL OF EXCLUSIVE SUPPLY
AGREEMENT
LAKE FOREST, CA, January 31, 2011 — Comarco, Inc. (OTC: CMRO), a leading provider of innovative mobile power solutions through its ChargeSource® line of multi-function universal mobile power products, today announced that it has received non-renewal notification from Targus of the exclusive worldwide partnership and distribution agreement which the parties executed on March 16, 2009, formally, the Strategic Product Development and Supply Agreement (the “Agreement”). While the Agreement will terminate effective May 4, 2011, both Targus and Comarco are interested in continuing their business relationship on a non-exclusive basis.
The body of Targus’s written notification canceling the Agreement reads as follows:
“While I think we both can agree that the terms of the above referenced Agreement have served our partnership well during the initial term, shifts in the market and other dynamics have rendered some of its provisions inapplicable on a long-term basis. Accordingly, this letter shall serve as formal notice of non-renewal, pursuant to section 11 of the Agreement, and confirm that Targus desires that the Agreement terminate effective May 4, 2011.
As Targus has confirmed in prior discussions with Comarco management, Targus remains interested in maintaining a business relationship with Comarco, perhaps as a licensee of Comarco’s intellectual property or as a purchaser of your products. We welcome any proposals you have in that regard.
Thank you again for your dedication to this partnership.”
“Both companies agree that the termination of the Agreement is the right thing to do at this time,” said Sam Inman, President and Chief Executive Officer of Comarco. “We look forward to working with Targus to establish an arrangement that fits the needs of both of our organizations,” Mr. Inman concluded
About Comarco
Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Sam Inman	Winston Hickman	Doug Sherk/Jenifer Kirtland
President and CEO	VP and CFO	CEO/Managing Director
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7444	(949) 599-7446	(415) 896-6820
saminman@comarco.com	whickman@comarco.com	dsherk@evcgroup.com